UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2022

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2828 N. Harwood Street, 15th Floor, Dallas, Texas 75201

(Address of principal executive offices)

(214) 999-7552

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	MGI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On February 14, 2022, MoneyGram International, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Mobius Parent Corp., a Delaware corporation (“Parent”) and an affiliate of Madison Dearborn Partners, LLC (“Madison Dearborn”), and Mobius Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). The board of directors of the Company (the “Company Board”) has unanimously approved the Merger Agreement and recommended that the Company’s stockholders approve the Merger.

The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent. At the effective time of the Merger, (a) each outstanding share of common stock, par value $0.01 per share, of the Company (“Common Stock”) (other than shares held by the Company or a wholly owned subsidiary of the Company or owned by Parent, Merger Sub or any entity of which Merger Sub is a director or indirect wholly owned subsidiary) will be automatically cancelled and converted into the right to receive $11.00 in cash (the “Merger Consideration”), (b) each outstanding and unexercised warrant to purchase shares of Common Stock (each, a “Warrant”) will be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Common Stock subject to the Warrant and (ii) the number of shares of Common Stock issuable upon exercise of such Warrant, (c) each outstanding option to purchase shares of Common Stock granted pursuant to the Company’s 2005 Omnibus Incentive Plan (as amended, restated, modified or supplemented from time to time, and together with all other equity plans and arrangements that provide for the issuance of equity or equity-based awards, the “Company Stock Plan”), whether or not vested, that has an exercise price equal to or greater than the Merger Consideration will automatically be cancelled and retired, (d) each restricted stock unit subject to time-based vesting (including any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied and which is now subject solely to time-based vesting) granted prior to January 1, 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock (each, a “Pre-2023 Time-Based RSU”) will automatically become fully vested and will be cancelled and converted into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such Pre-2023 Time-Based RSU, (e) each restricted stock unit subject to performance-based vesting granted prior to January 1, 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock for which the performance period has not been completed (each, a “Pre-2023 Performance-Based RSU”) will automatically become vested as to a number of shares of Common Stock subject to such Pre-2023 Performance-Based RSU based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time of the Merger and will be cancelled and converted into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) such vested number of shares of Common Stock, and (f) each performance-based cash award granted prior to January 1, 2023 pursuant to the Company Stock Plan, whether vested or unvested, representing the right to receive cash payments, whether subject to performance-based vesting requirements or time-based vesting requirements (each, a “Pre-2023 Performance Cash Award”) will automatically become fully vested and be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the aggregate cash amount payable pursuant to such Pre-2023 Performance Cash Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time of the Merger. The Merger Agreement also provides that, to the extent the Company grants any restricted stock units subject to time-based or performance-based vesting or any performance-based cash award subject to performance-based or time-based vesting on or after January 1, 2023 (such awards, a “2023 Award”), such 2023 Awards will generally be converted and thereafter continue in accordance with their terms following the Merger except that (i) any 2023 Award subject to performance-based vesting will be converted based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time of the Merger and (ii) all 2023 Awards will be settled in cash unless otherwise agreed to between Parent and the holder thereof.

The Company has made various representations and warranties and agreed to certain covenants in the Merger Agreement, including covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the effective time of the Merger and other matters.

Consummation of the Merger is subject to the satisfaction or, if permitted by law, waiver by Parent, the Company or both of a number of conditions, including, among other things, (a) approval of the Merger Agreement by the affirmative vote of the holders of a majority of the Company’s outstanding shares of Common Stock, (b) expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (c) the receipt of required approvals with respect to money transmitter licenses and applicable foreign investment and competition laws, (d) the absence of any material adverse effect on the Company’s business and (e) other customary closing conditions. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including the accuracy of the other party’s representations and warranties (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to certain materiality qualifiers). Under the terms of the Merger Agreement, consummation of the Merger will occur not later than the third business day following the satisfaction or waiver of the conditions to closing of the Merger; provided that, if the Marketing Period (as such term is defined in the Merger Agreement) has not ended prior to such day, the closing will occur on the second business day after the final day of the Marketing Period or an earlier date agreed upon by Parent and the Company.

The Merger Agreement contains a “go-shop” covenant permitting the Company to solicit alternative acquisition proposals from third parties during the period beginning on the first business day after the date the parties entered into the Merger Agreement and continuing until the thirtieth day thereafter (the “Solicitation Period”). After the Solicitation Period, the Company may not solicit alternative acquisition proposals from third parties. Prior to the Merger Agreement being approved by the Company’s stockholders, under specified circumstances the Company Board may change its recommendation to stockholders with respect to the Merger and terminate the Merger Agreement in order to accept a Superior Proposal (as defined in the Merger Agreement) that did not result from a breach of the no solicitation covenants. In certain other specified circumstances, upon a determination by the Company Board that a failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law, the Company Board may change its recommendation with respect to the Merger but would not be permitted to terminate the Merger Agreement.

The Merger Agreement contains certain termination rights for the parties, including the right of either party, subject to specified limitations, to terminate the Merger Agreement if the Merger is not consummated by February 14, 2023 (the “End Date”); provided, that either Parent or the Company may extend the End Date until May 14, 2023, if necessary to obtain required approvals with respect to money transmitter licenses, if, at the End Date, all of the other conditions to closing are satisfied; and further provided that if at the extended End Date, the conditions to closing necessary to cause the commencement of the Marketing Period have been satisfied or waived as permitted by the Merger Agreement, but the Marketing Period has not yet ended, the End Date will automatically be extended solely for purposes of permitting the Marketing Period to be completed until the date that is three business days after the end of the Marketing Period (but not, in any event, past June 8, 2023).

The Merger Agreement also provides that, in certain circumstances, including the termination of the Merger Agreement by the Company to accept a Superior Proposal (as defined in the Merger Agreement), the termination of the Merger Agreement by Parent following a change in recommendation by the Company Board, and other customary circumstances, the Company would be required to pay Parent a termination fee of $32,800,000, except if the Merger Agreement is terminated by the Company to enter into a competing acquisition agreement during the Solicitation Period or within 20 days thereafter with a buyer solicited under the go-shop provisions in the Merger Agreement, in which case the Company would be required to pay Parent a termination fee of $16,400,000 (or $30,000,000 if such buyer was a certain type of prior bidder as specified in the Merger Agreement). The Merger Agreement also provides that, in certain circumstances involving termination of the Merger Agreement following a failure by Parent to consummate the Merger or a material breach by Parent or Merger Sub, or the failure to obtain required approvals with respect to money transmitter licenses (if such determination is final and non-appealable), Parent would be required to pay the Company a termination fee of $65,500,000, except if the Merger Agreement is terminated due to the failure of obtaining required approvals with respect to money transmitter licenses, in which case Parent would be required to pay the Company a termination fee of $30,000,000. Parent’s obligations to pay any reverse termination fee and certain other fees and expenses up to a cap are fully and unconditionally guaranteed by the Guarantors.

Parent has obtained equity financing and debt financing commitments to finance the transactions contemplated by the Merger Agreement and to pay related fees and expenses. Madison Dearborn Capital Partners VIII-A, L.P., Madison Dearborn Capital Partners VIII-C, L.P., Madison Dearborn Capital Partners VIII Executive-A, L.P. and Madison Dearborn Capital Partners VIII Executive-A2, L.P (individually, a “Guarantor” and collectively, the “Guarantors”) have committed to provide equity financing of $810,000,000 to finance a portion of the Merger Consideration, Warrant Consideration and LTI Award Consideration (as defined in the Merger Agreement), subject to the terms and conditions set forth in the equity commitment letter. Goldman Sachs Bank USA, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch and Barclays Bank PLC have agreed to provide committed acquisition debt financing of (i) $800,000,000 in senior secured first lien loan facilities, consisting of a $100,000,000 revolving credit facility and a $700,000,000 term loan facility, and (ii) in the event Merger Sub is unable to complete a private placement of a junior financing in an aggregate principal amount of $500,000,000 prior to closing of the Merger, an unsecured senior bridge facility in an aggregate principal amount up to $500,000,000 under certain circumstances. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions. The Guarantors have also provided the Company with a Limited Guarantee, guaranteeing the payment of any termination fee owed by Parent under the Merger Agreement and certain other costs and expenses. The Merger Agreement does not contain a financing condition.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01.	Other Events

On February 15, 2022, the Company and Madison Dearborn announced that they had entered into the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Important Information for Stockholders

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed transactions will be submitted to the stockholders of the Company for their consideration. In connection with the proposed transaction, the Company will file a proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). In addition, the Company may also file other relevant documents with the SEC regarding the proposed transaction. After the proxy statement has been cleared by the SEC, a definitive proxy statement will be mailed to the stockholders of the Company.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of the proxy statement(s) (when available) and other documents filed with the SEC by the Company, at the Company’s website, ir.moneygram.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from the Company by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Proxy Statement on Schedule 14A for the 2021 annual meeting of stockholders for the Company, which was filed with the SEC on March 25, 2021. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events and speak only as of the date they are made. Words such as “may,” “might,” “will,” “could,” “should,” “would,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “forecast,” “outlook,” “continue,” “currently,” and similar expressions are intended to identify such forward-looking statements. The statements in this communication that are not historical statements are forward-looking statements within the meaning of the federal securities laws. Specific forward-looking statements include, among others, statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, financing of the proposed transaction, costs and other anticipated financial impacts of the proposed transaction. Forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict and many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of the Company’s stockholders; the timing to consummate the proposed transaction; the satisfaction of the conditions to closing of the proposed transaction or the debt financing may not be satisfied or that the closing of the proposed transaction otherwise does not occur; the risk that a regulatory approval that may be required to consummate the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated or conditions that Parent is not obligated to accept; the diversion of management time on transaction-related issues; expectations regarding regulatory approval of the transaction; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; global economic conditions; adverse industry conditions; adverse credit and equity market conditions; the loss of, or reduction in business with, key customers; legal proceedings; the ability to effectively identify and enter new markets; governmental regulation; the ability to retain management and other personnel; and other economic, business, or competitive factors.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the SEC. The Company’s SEC filings may be obtained by contacting the Company, through the Company’s web site at ir.moneygram.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger by and among MoneyGram International, Inc., Mobius Parent Corp. and Mobius Merger Sub, Inc., dated as of February 14, 2022.

99.1	Joint Press Release of MoneyGram International, Inc. and Madison Dearborn Partners, LLC, dated February 15, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*	Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.

Date: February 15, 2022	By:	/S/ ROBERT L. VILLASEÑOR
Robert L. Villaseñor
General Counsel, Corporate Secretary and Chief Administrative Officer